Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

CLEAR CHANNEL OUTDOOR HOLDINGS, INC. PRICES SENIOR
SUBORDINATED NOTES AND DECLARES SPECIAL CASH DIVIDEND

San Antonio, Texas, February 29, 2012. Clear Channel Outdoor Holdings, Inc. (the “Company”) (NYSE:  CCO) announced today the pricing of the $275 million aggregate principal amount of 7.625% Series A Senior Subordinated Notes due 2020 and $1,925 million aggregate principal amount of 7.625% Series B Senior Subordinated Notes due 2020 (collectively, the “Notes”) offered by its indirect, wholly-owned subsidiary, Clear Channel Worldwide Holdings, Inc. (“Clear Channel Worldwide”).  The Company anticipates that the closing of the private offering will take place on March 15, 2012, subject to customary closing conditions.

The Company also announced today that its board of directors declared a special cash dividend of $2,167 million (or approximately $6.08 per share, based on shares outstanding at the close of business on February 28, 2012), which will be paid on March 15, 2012 to Class A and Class B stockholders of record at the close of business on March 12, 2012, subject only to the closing of the offering of the Notes.

The Company, its wholly-owned subsidiary Clear Channel Outdoor, Inc. (“CCOI”), and certain of the Company’s other domestic subsidiaries (collectively, the “Guarantors”) will guarantee the Notes.  The Notes will be unsecured senior subordinated obligations that will rank junior to all of Clear Channel Worldwide’s existing and future senior debt, equally with any of Clear Channel Worldwide’s existing and future senior subordinated debt and ahead of all of Clear Channel Worldwide’s existing and future debt that expressly provides that it is subordinated to the Notes.  The guarantees of the Notes will rank junior to all of the Guarantors’ existing and future senior debt, equally with any of the Guarantors’ existing and future senior subordinated debt and ahead of all of the Guarantors’ existing and future debt that expressly provides that it is subordinated to the guarantees of the Notes.

With the proceeds of the Notes (net of an initial purchasers’ discount), Clear Channel Worldwide intends to make loans in an aggregate amount equal to $2,167 million to CCOI.  CCOI will pay all other fees and expenses of the offering using cash on hand and, with the proceeds of the loans, make a special cash dividend to the Company, which will in turn make the special cash dividend described above (in the same aggregate amount) to all holders of its Class A common stock and Class B common stock, including Clear Channel Holdings, Inc. (“Clear Channel Holdings”), a wholly-owned subsidiary of Clear Channel Communications, Inc., and CC Finco, LLC, a direct wholly-owned subsidiary of Clear Channel Holdings.  Clear Channel Communications, Inc. has advised the Company that it will repay indebtedness under its senior secured credit facilities in an aggregate amount equal to the aggregate amount of dividend proceeds distributed to Clear Channel Holdings and CC Finco, LLC, or approximately $1,925 million.

The Notes and related guarantees will be offered only to “qualified institutional buyers” in reliance on the exemption from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to persons outside of the United States in compliance with Regulation S under the Securities Act.  The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities and foreign securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy the Notes or any other securities. The Notes offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful.

About Clear Channel Outdoor Holdings, Inc.

Clear Channel Outdoor Holdings, Inc. is one of the world’s largest outdoor advertising companies, with more than 750,000 displays in over 40 countries across five continents, including 48 of the 50 largest markets in the United States. Clear Channel Outdoor Holdings, Inc. offers many types of displays across its global platform to meet the advertising needs of its customers. This includes a growing digital platform that now offers over 850 digital billboards across 37 U.S. markets. Clear Channel International operates in 30 countries across Asia, Australia and Europe in a wide variety of formats.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current Clear Channel Outdoor Holdings, Inc.’s management expectations.  These forward-looking statements include all statements other than those made solely with respect to historical facts.  Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel Outdoor Holdings, Inc.’s ability to control or predict.  Clear Channel Outdoor Holdings, Inc. undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact
For further information, please contact:

Media
Wendy Goldberg
Senior Vice President – Communications
(212) 549-0965

Investors
Brian Coleman
Senior Vice President and Treasurer
(210) 822-2828